Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SUNRUN INC.

Sunrun Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

A. The name of the Corporation is Sunrun Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 20, 2008.

B. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

C. The text of the Certificate of Incorporation is amended and restated to read as set forth in EXHIBIT A attached hereto.

IN WITNESS WHEREOF, Sunrun Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by Lynn Jurich, a duly authorized officer of the Corporation, on March 31, 2015.

/s/ Lynn Jurich
Lynn Jurich
Chief Executive Officer

EXHIBIT A

ARTICLE I

The name of this corporation is Sunrun Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

A. This Corporation is authorized to issue two classes of stock to be designated common stock (“Common Stock”) and preferred stock. The total number of shares of capital stock that the Corporation is authorized to issue is 182,075,321 shares, of which 125,047,342 shares will be Common Stock and 57,027,979 shares will be preferred stock. The preferred stock shall have a par value of $0.0001 per share and the Common Stock shall have a par value of $0.0001 per share. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding plus those reserved for issuance upon conversion of any shares of Preferred Stock pursuant to Section IV.F.4) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote (voting together as a single class on an as-if-converted basis) notwithstanding Section 242(b)(2) of the General Corporation Law of the State of Delaware.

B. 12,042,902 shares of the authorized shares of Preferred Stock are designated Series A Preferred Stock, with a par value of $0.0001 per share (“Series A Preferred”).

C. 10,758,329 shares of the authorized Preferred Stock are designated Series B Preferred Stock, with a par value of $0.0001 per share (“Series B Preferred”).

D. 13,612,783 shares of the authorized Preferred Stock are designated Series C Preferred Stock, with a par value of $0.0001 per share (“Series C Preferred”).

E. 7,583,965 shares of the authorized Preferred Stock are designated Series D Preferred Stock, with a par value of $0.0001 per share (“Series D Preferred”).

F. 13,030,000 shares of the authorized Preferred Stock are designated Series E Preferred Stock, with a par value of $0.0001 per share (“Series E Preferred”) and together with the Series D Preferred, the Series C Preferred, the Series B Preferred and the Series A Preferred, the “Preferred Stock”).

G. Rights, Preferences and Privileges of Capital Stock. The rights, preferences, privileges and restrictions granted to or imposed on the Preferred Stock are as follows:

1. Dividend Rights.

(a) Each issued and outstanding share of Preferred Stock shall entitle the holder of record thereof to receive non-cumulative dividends in preference to any dividend on the Common Stock at the rate of eight percent (8%) of the relevant applicable Original Issue Price (as defined below) of such Preferred Stock per annum prior and in preference to the payment of any dividend or other distribution upon the Common Stock, only when, as and if declared by the Board. Payment of any dividends to the holders of Preferred Stock shall be on a pari passu and pro rata basis, based on the number of shares and series of Preferred Stock held by each such holder.

(b) If, after all dividends in the full preferential amount specified above for the Preferred Stock have been paid or declared and set apart in any fiscal year of the Corporation, the Board shall declare additional dividends out of funds legally available therefor in that fiscal year, then such additional dividends shall be declared pari passu and pro rata on the Common Stock, based on the number of shares of Common Stock (on an as-converted basis) held by each holder thereof.

(c) So long as any shares of Preferred Stock are outstanding, the Corporation shall not pay or declare any dividend, whether in cash or property, or make any other distribution on the Common Stock, or purchase, redeem or otherwise acquire for value any shares of Common Stock until all dividends, if declared, as set forth in Subsection G.1(a) above on the Preferred Stock shall have been paid or declared and set apart, except for:

(i) acquisitions of Common Stock by the Corporation pursuant to agreements which permit the Corporation to repurchase such shares at cost (or the lesser of cost or fair market value) upon termination of services to the Corporation, which are approved by the Board of Directors, including at least two of the Preferred Directors (as defined below) and other acquisitions of Common Stock by the Corporation in an amount not to exceed 1,237,524 shares of Common Stock (as adjusted to reflect stock splits, consolidations, stock dividends, combinations, consolidations, recapitalizations and the like) pursuant to agreements approved by the Board of Directors;

(ii) acquisitions of Common Stock in exercise of the Corporation’s right of first refusal to repurchase such shares; or

(iii) dividends issued to effect a stock split.

2. Liquidation Preference. In the event of a Liquidation Event (as defined below) whether voluntary or involuntary, distributions or payments to the stockholders of the Corporation shall be made in the following manner:

(a) Series E Preferred Liquidation Preference. The holders of the Series E Preferred shall be entitled to receive, before any distribution or payment shall be made to the holders of the Series D Preferred, Series A Preferred, Series B Preferred and Series C Preferred or the Common Stock, by reason of their ownership of such stock, an amount per share equal to the applicable Original Issue Price (as defined below), as adjusted to reflect stock splits, consolidations, stock dividends, combinations, consolidations, recapitalizations and the like, plus declared but unpaid dividends, if any, on such shares (the “Series E Preferred Stock Liquidation Preference”). If the distributions or payments of the Corporation are insufficient to make payment in full to the holders of Series E Preferred Stock of the Series E Preferred Stock Liquidation Preference, then such distributions or payments shall be distributed among the holders of Series E Preferred Stock at the time outstanding, ratably in proportion to the full preferential amounts to which they would otherwise be entitled pursuant to this Section 2(a).

(b) Series D Preferred Liquidation Preference. The holders of the Series D Preferred shall be entitled to receive, before any distribution or payment shall be made to the holders of the Series A Preferred, Series B Preferred and Series C Preferred or the Common Stock, by reason of their ownership of such stock, an amount per share equal to the applicable Original Issue Price (as defined below), as adjusted to reflect stock splits, consolidations, stock dividends, combinations, consolidations, recapitalizations and the like, plus declared but unpaid dividends, if any, on such shares (the “Series D Preferred Stock Liquidation Preference”). If the distributions or payments of the Corporation are insufficient to make payment in full to the holders of Series D Preferred of the Series D Preferred Stock Liquidation Preference, then such distributions or payments shall be distributed among the holders of Series D Preferred Stock at the time outstanding, ratably in proportion to the full preferential amounts to which they would otherwise be entitled pursuant to this Section 2(b).

(c) Junior Preferred Liquidation Preference. Upon completion of the distribution required by Sections 2(a) and 2(b) above, the holders of the Series A Preferred, Series B Preferred and Series C Preferred (collectively, the “Junior Preferred”) shall be entitled to receive, before any distribution or payment shall be made to the holders of Common Stock, by reason of their ownership of such stock, an amount per share equal to the applicable Original Issue Price (as defined below), as adjusted to reflect stock splits, consolidations, stock dividends, combinations, consolidations, recapitalizations and the like, plus declared but unpaid dividends, if any, on such shares of Junior Preferred (the “Junior Preferred Liquidation Preference”). If the distributions or payments of the Corporation are insufficient to make payment in full to the holders of Junior Preferred of the Junior Preferred Liquidation Preference, then such distributions or payments shall be distributed among the holders of Junior Preferred at the time outstanding, ratably in proportion to the full preferential amounts to which they would otherwise be entitled pursuant to this Section 2(c).

(d) Remaining Assets. After payment to the holders of Preferred Stock the full amounts specified in Section 2(a) through Section 2(c) above, the entire remaining distributions or payments legally available for distribution, if any, shall be distributed to holders of Common Stock, pro rata based on the number of shares of Common Stock held by each holder thereof.

(e) Notwithstanding the foregoing, upon any Liquidation Event, (including an Acquisition or Asset Transfer), then each holder of Preferred Stock shall be entitled to receive, for each share of each series of Preferred Stock then held, out of the proceeds available for distribution, the greater of (i) the amount of cash, securities or other property to which such holder would be entitled to receive with respect to such shares in a Liquidation Event pursuant to

Section 2(a) through Section 2(c) above (without giving effect to this Section 2(e)) or (ii) the amount of cash, securities or other property to which such holder would be entitled to receive in a Liquidation Event with respect to such shares if such shares had been converted to Common Stock immediately prior to such Liquidation Event or Acquisition or Asset Transfer, giving effect to this Section 2(e) with respect to ail series of Preferred Stock simultaneously.

(f) In the event of a Liquidation Event (including an Acquisition or Asset Transfer), if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow or subject to contingencies, the definitive agreement with respect to such Liquidation Event shall provide that (x) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Section 2(a), Section 2(b), Section 2(c) and Section 2(e) as if the Initial Consideration were the only consideration payable in connection with such Liquidation Event and (y) any additional consideration that becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Section 2(a), Section 2(b), Section 2(c) and Section 2(e) after taking into account the previous payment of the Initial Consideration as part of the same transaction.

(g) For purposes hereof, a “Liquidation Event” shall mean, unless waived by the (i) holders of a majority of the outstanding shares of Preferred Stock (voting together as a class and on an as-converted basis), (ii) holders of a majority of the outstanding shares of Series D Preferred (voting as a separate class and on an as-converted basis) and (iii) holders of a majority of the outstanding shares of Series E Preferred (voting as a separate class and on an as-converted basis), any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary as well as an “Acquisition” or “Asset Transfer”, each as defined below. For the purposes of this Subsection G.2(g), (i) “Acquisition” shall mean (A) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Corporation immediately prior to such consolidation, merger or reorganization, continue to hold at least a majority of the voting power of the surviving entity in substantially the same proportions (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Corporation is a party (excluding any sale of stock primarily for capital raising purposes) in which in excess of fifty percent (50%) of the Corporation’s voting power is transferred; and (ii) “Asset Transfer” shall mean a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Corporation, in a single transaction or a series of related transactions, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation; all provided, however, that assets that are transferred by the Corporation in connection with sale-leaseback and tax equity transactions approved by the Board of Directors shall not constitute assets for the purposes of this Subsection G.2(g).

(h) If any distribution made pursuant to this Subsection G.2 consists of assets or consideration other than cash, then the value of such assets or consideration shall be the fair market value as determined in good faith by the Board (including at least two of the Preferred Directors), except that any publicly-traded securities to be distributed to the stockholders of the Corporation in connection with a Liquidation Event shall (unless otherwise specified in a definitive agreement approved by the stockholders) be valued as follows:

(i) if the securities are traded on a national securities exchange or the Nasdaq Global Market (or a similar national quotation system), then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange or system over the twenty (20) trading day period ending five (5) trading days prior to the date of distribution; or

(ii) if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the twenty (20) trading day period ending two (2) trading days prior to the date of distribution.

3. Voting Rights.

(a) The Preferred Stock shall vote together with the Common Stock and not as separate classes except as specifically provided herein or as otherwise required by law. Each share of Preferred Stock shall have a number of votes equal to the number of shares of Common Stock then issuable upon conversion of such share of Preferred Stock as of the record date for determination of the stockholders entitled to vote on such matters, or, if no record date is established, at the date such vote is taken or any written consent of stockholders is solicited.

(b) The authorized number of directors of the Corporation shall be eleven (11). The Corporation shall not alter the authorized number of directors in its Certificate of Incorporation, Bylaws or otherwise, without first obtaining the written consent, or affirmative vote at a meeting, of the holders of a majority of the then outstanding shares of Preferred Stock, consenting or voting (as the case may be) separately as a class.

(c) Notwithstanding Subsection G.3(a) above, so long as the holders of Preferred Stock hold shares of Preferred Stock that represent at least seven and one-half percent (7.5%) of the Corporation’s outstanding shares of capital stock on an as converted basis (as adjusted for stock splits, dividends and the like), the following provisions shall apply to the election and removal of the Corporation’s Board of Directors:

(i) following the initial issuance of Series E Preferred, so long as at least 3,000,000 shares of Series E Preferred remain outstanding (as adjusted for any stock splits, stock dividends, recapitalizations and the like), the holders of Series E Preferred, voting as a separate series, shall have the sole and exclusive right to elect one (1) member of the Board (the “Series E Director”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

(ii) so long as at least 3,000,000 shares of Series D Preferred remain outstanding (as adjusted for any stock splits, stock dividends, recapitalizations and the like), the holders of Series D Preferred, voting as a separate series, shall have the sole and exclusive right to elect one (1) member of the Board (the “Series D Director”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

(iii) so long as at least 5,000,000 shares of Series C Preferred remain outstanding (as adjusted for any stock splits, stock dividends, recapitalizations and the like), the holders of Series C Preferred, voting as a separate series, shall have the sole and exclusive right to elect one (1) member of the Board (the “Series C Director”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

(iv) so long as at least 5,000,000 shares of Series B Preferred remain outstanding (as adjusted for any stock splits, stock dividends, recapitalizations and the like), the holders of Series B Preferred, voting as a separate series, shall have the sole and exclusive right to elect one (1) member of the Board (the “Series B Director”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

(v) so long as at least 5,000,000 shares of Series A Preferred remain outstanding (as adjusted for any stock splits, stock dividends, recapitalizations and the like), the holders of Series A Preferred, voting as a separate class, shall have the sole and exclusive right to elect one (1) member of the Board (the “Series A Director” and together with the Series B Director, the Series C Director, Series D Director and the Series E Director, the “Preferred Directors”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

(vi) The holders of Common Stock shall have the sole and exclusive right to elect two (2) members of the Board (the “Common Directors”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(vii) The holders of Common Stock and Preferred Stock, voting together as a single class on an as-if-converted basis, shall be entitled to elect all remaining members of the Board (each, an “Independent Director”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

4. Conversion. The holders of Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Optional Conversion. Each holder of Preferred Stock may, at any time, upon surrender to the Corporation of the certificates therefor at the principal office of the Corporation or at such other place as the Corporation shall designate, convert all or any part of such holder’s shares of Preferred Stock into shares of Common Stock of the Corporation, without the payment of any additional consideration by the holder thereof. Each share of Preferred Stock shall be convertible into that number of fully paid and non-assessable shares of Common Stock as will be determined by dividing the applicable Original Issue Price (as defined below) by the Conversion Price in effect at the time of the conversion. For purposes of this Subsection G.4, the applicable “Original Issue Price” shall mean, with respect to (i) Series E Preferred, $13.834, (ii) Series D Preferred, $9.23, (iii) Series C Preferred, $4.04032, (iv) Series B Preferred, $1.7122 and (v) Series A Preferred, $1.00. For purposes of this Subsection G.4, the applicable “Conversion Price” shall mean, with respect to: (1) Series E Preferred, initially $13.834, (II) Series D Preferred, initially $9.23 (the “Series D Conversion Price”), subject to adjustment as provided below, (III) Series C Preferred, initially $4.04032 (the “Series C Conversion Price”), subject to adjustment as provided below, (IV) Series B Preferred, initially $1.7122 (the “Series B Conversion Price”), subject to adjustment as provided below and (V) Series A Preferred, initially $1.00 (the “Series A Conversion Price”), subject to adjustment as provided below.

(b) Automatic Conversion.

(i) Series E Preferred Automatic Conversion. Each share of Series E Preferred shall automatically and immediately be converted into Common Stock at the then applicable conversion rate (i) immediately prior to the closing of a firm commitment initial public offering underwritten by an investment banking firm of national standing with aggregate gross offering proceeds to the Corporation (determined before deduction of underwriting discounts and expenses of the offering) of at least Sixty Million Dollars ($60,000,000), at a price per share of at least $17.98, as adjusted for any stock splits, stock dividends, recapitalizations and the like and in which the Corporation’s shares will be listed (as a primary or secondary listing) on the New York Stock Exchange or Nasdaq Global Market, or (ii) upon the receipt by the Corporation of a written request for such conversion from the holders of at least a majority of the shares of Series E Preferred then outstanding (voting as a separate class on an as-converted basis), or, the effective date for conversion specified in such request (the “Series E Preferred Automatic Conversion Requirement”).

(ii) Series D Preferred Automatic Conversion. Each share of Series D Preferred shall automatically and immediately be converted into Common Stock at the then applicable conversion rate (i) immediately prior to the closing of a firm commitment initial public offering underwritten by an investment banking firm of national standing with aggregate gross offering proceeds to the Corporation (determined before deduction of underwriting discounts and expenses of the offering) of at least Sixty Million Dollars ($60,000,000), at a price per share of at least $16.15, as adjusted for any stock splits, stock dividends, recapitalizations and the like and in which the Corporation’s shares will be listed (as a primary or secondary listing) on the New York Stock Exchange or Nasdaq Global Market, or (ii) upon the receipt by the Corporation of a written request for such conversion from the holders of at least a majority of the shares of Series D Preferred then outstanding (voting as a separate class on an as-converted basis), or, the effective date for conversion specified in such request (the “Series D Preferred Automatic Conversion Requirement”).

(iii) Junior Preferred Automatic Conversion. Each share of Junior Preferred shall automatically and immediately be converted into Common Stock at the then applicable conversion rate in the event of the closing of a firm commitment initial public offering underwritten by an investment banking firm of national standing with aggregate gross offering proceeds to the Corporation (determined before deduction of underwriting discounts and expenses of the offering) of at least Sixty Million Dollars ($60,000,000), at a price per share of at least Ten Dollars ($10.00) per share, as adjusted for any stock splits, stock dividends, recapitalizations and the like (a “Qualified Public Offering”). Each share of Junior Preferred shall automatically and immediately be converted into Common Stock at the then applicable conversion rate in the event the holders of a majority of the outstanding shares of Junior Preferred, voting as a single class on an as-converted to Common Stock basis vote or consent to such conversion.

(c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of any shares of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of the Common Stock as determined in good faith by the Board of Directors. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(d) Conversion Price Adjustments for Certain Dilutive Issuances, Splits and Combinations.

(i) The Series E Conversion Price, Series D Conversion Price, Series C Conversion Price, Series B Conversion Price and the Series A Conversion Price shall each be subject to adjustment from time to time as follows:

(1) In the event the Corporation, at any time, shall issue Additional Stock (as defined below), without consideration or for a consideration per share less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, then such applicable Conversion Price shall be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such Additional Stock would purchase at such Conversion Price effective immediately prior to such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of such shares of Additional Stock so issued; provided that for the purposes of this Subsection G.4(d)(i)(1), the number of shares of Common Stock outstanding immediately prior to such issuance shall be calculated on a fully diluted basis, as if all shares of Preferred Stock and all Convertible Securities (as defined below) had been fully converted into shares of Common Stock immediately prior to such issuance and any outstanding options (including those granted pursuant to any Plan, as defined below) had been fully exercised immediately prior to such issuance (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date, but such calculation shall not include any Additional Stock issuable with respect to shares of Preferred Stock, Convertible Securities, or outstanding options, solely as a result of the adjustment of the applicable Conversion Price (or applicable conversion rate) resulting from the issuance of Additional Stock causing such adjustment. For purposes of this Subsection G.4(d), “Convertible Securities” shall mean any evidences of indebtedness, shares (other than Common Stock and Preferred Stock) or other securities convertible into or exchangeable for Common Stock.

(2) No adjustment of any Conversion Price shall be made in an amount less than one one-hundredth of one cent ($0.0001) per share, provided, that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward, and upon such adjustment the applicable Conversion Price shall be rounded up or down to the nearest one one-hundredth of one cent ($0.0001). Except to the limited extent provided for in Subsections G.4(d)(i)(6)(iii) and G.4(d)(i)(6)(iv), no adjustment of any Conversion Price pursuant to this Subsection G.4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(3) In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(4) In the case of the issuance of Additional Stock for consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board, including at least two of the Preferred Directors.

(5) In the case of the issuance of Additional Stock for consideration which covers both cash and consideration other than cash, the proportion of such consideration so received, computed as provided in clauses (3) and (4) above, shall be determined in good faith by the Board, including at least two of the Preferred Directors.

(6) In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for purposes of determining the number of shares of Additional Stock issued and the consideration paid therefor:

(i) The aggregate maximum number of shares of Common Stock deliverable upon exercise (whether or not then exercisable, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Article IV, Subsections G.4(d)(i)(3) and G.4(d)(i)(4)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights for the Common Stock covered thereby.

(ii) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange (whether or not then convertible or exchangeable, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends) plus the minimum additional consideration, if any, to be received by the Corporation upon conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Article IV, Subsections G.4(d)(i)(3) and G.4(d)(i)(4)).

(iii) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(iv) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(v) The number of shares of Additional Stock deemed issued, and the consideration deemed paid therefor pursuant to Subsections G.4(d)(i)(6)(i) and G.4(d)(i)(6)(ii), shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Subsections G.4(d)(i)(6)(iii) or G.4(d)(i)(6)(iv).

(ii) “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Subsection G.4(d)(i)(6)) by the Corporation, other than Common Stock issued or issuable:

(1) pursuant to a transaction described in Subsection G.4(d)(iii) below;

(2) up to an aggregate maximum, net of returns and cancellations, of 19,624,350 shares of Common Stock to employees, consultants, officers or directors of the Corporation pursuant to a stock purchase or a stock option plan or agreement (a “Plan”) approved by the Board of Directors;

(3) any number of shares of Common Stock of the Corporation in excess of those provided for in Section G.4(d)(ii)(2) above to employees, consultants, officers or directors of the Corporation pursuant to a Plan approved by the Board of Directors, including at least two of the Preferred Directors;

(4) upon conversion of Preferred Stock outstanding on the date this Certificate of Incorporation is accepted for filing by the Secretary of State of the State of Delaware;

(5) as a dividend or distribution on any Preferred Stock;

(6) upon the issuance of Common Stock or any securities convertible into Common Stock in connection with a business acquisition of or by the Corporation approved by the Board, including at least two of the Preferred Directors;

(7) upon the issuance of Common Stock or any securities convertible into Common Stock pursuant to strategic joint ventures or similar transactions, equipment lease financings or bank credit or other loan arrangements entered into for primarily non-equity financing purposes, provided that such transactions are approved by the Board, including at least two of the Preferred Directors;

(8) in connection with any transaction for which adjustment is made pursuant to Subsections G.4(e) or G.4(f) hereof; or

(9) pursuant to Subsection G.4(d)(i)(6)(v) as a result of a decrease in any Conversion Price resulting from the operation of Subsection G.4(d).

(iii) In the event the Corporation should at any time or from time to time fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the then applicable Conversion Price as defined in Section G.4(a) above shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

(iv) In the event the Corporation should at any time or from time to time fix a record date for the effectuation of a combination (by reclassification or otherwise) of the outstanding shares of Common Stock without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such combination if no record date is fixed), the then applicable Conversion Prices as defined in Subsection G.4(a) above shall be appropriately adjusted so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

(e) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a Liquidation Event or a stock split, subdivision, dividend or stock combination described in Subsections G.4(d)(iii-iv) above), provision shall be made so that the holders of Preferred Stock shall thereafter be entitled to receive upon conversion of such series of Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Subsection G.4 with respect to the rights of the holders of Preferred Stock after the recapitalization to the end that the provisions of this Subsection G.4(e) (including adjustment of the applicable Conversion Price then in effect and the number of shares purchasable upon conversion of Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(f) Capital Reorganization, Merger or Sale of Assets. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Subsection G.4) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation’s properties and assets to any other person (in each case, other than a Liquidation Event or a stock split, subdivision, dividend or stock combination described in Subsections G.4(d)(6)(iii)-(iv) above), then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of Preferred Stock shall thereafter be entitled to receive upon conversion of Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger, consolidation or sale, to which such holder of Preferred Stock would have been entitled on such capital reorganization, merger, consolidation, or sale if the Preferred Stock had converted into shares of Common Stock immediately prior to such reorganization, merger, consolidation or sale.

(g) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Subsection G.4, the Corporation at its expense shall promptly but no later than ten (10) business days, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the applicable Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Preferred Stock.

(h) Waiver of Adjustment of Conversion Price. Notwithstanding anything herein to the contrary, (i) any downward adjustment of the Series A Conversion Price may be waived either prospectively or retroactively or in a particular instance, by the consent or vote of the holders of a majority of the outstanding shares of the Series A Preferred, (ii) any downward adjustment of the Series B Conversion Price may be waived either prospectively or retroactively or in a particular instance, by the consent or vote of the holders of at least a majority of the outstanding shares of the Series B Preferred, (iii) any downward adjustment of the Series C Conversion Price may be waived either prospectively or retroactively or in a particular instance, by the consent or vote of the holders of at least a majority of the outstanding shares of the Series C Preferred, (iv) any downward adjustment of the Series D Conversion Price may be waived either prospectively or retroactively or in a particular instance, only by the consent or vote of the holders of at least a majority of the outstanding shares of the Series D Preferred and (v) any downward adjustment of the Series E Conversion Price may be waived either prospectively or retroactively or in a particular instance, only by the consent or vote of the holders of at least a majority of the outstanding shares of the Series E Preferred. Any such waiver shall bind all future holders of shares of such series of Preferred Stock.

5. Protective Provisions.

(a) Preferred Protective Provisions. In addition to any other rights provided by law, so long as any shares of Preferred Stock are outstanding, the Corporation shall not (including by merger, consolidation or otherwise), without first obtaining the affirmative vote or written consent of a majority of the outstanding shares of Preferred Stock, voting together as a class and on an as-converted basis:

(i) amend, repeal or waive any provision of the Corporation’s Amended and Restated Certificate of Incorporation, as may be amended (the “Certificate”) or Bylaws;

(ii) alter or change the rights, preferences and privileges of the Preferred Stock or reclassify any outstanding shares of capital stock of the Corporation into shares having rights, preferences or privileges senior to or on a parity with the Preferred Stock;

(iii) (a) increase or decrease the authorized number of shares of Common Stock or Preferred Stock or (b) adopt any new equity incentive plan or ownership plan for the benefit of the Corporation’s employees, directors or consultants;

(iv) effect (a) a Liquidation Event, (b) a sale, lease, exclusive license or other disposition of the assets of the Corporation outside the ordinary course of business, in a single transaction or a series of related transactions, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation outside the ordinary course of business, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation or (c) purchase, directly or indirectly, any assets of a third party outside the ordinary course of business;

(v) authorize, issue or obligate itself to issue any other class or series of capital stock having rights or preferences senior to or on parity with the Preferred Stock;

(vi) enter into or be a party to any transaction with any director, officer or employee of the Corporation or any affiliate of such person, except transactions made in the ordinary course of business and upon fair and reasonable terms that are approved by the vote of the Board of Directors, including at least two of the Preferred Directors;

(vii) authorize (a) any convertible note or warrant convertible into or exercisable for any capital stock, having rights or preferences senior to or being on a parity with the Preferred Stock or (b) any incurrence or guarantee by the Corporation of principal amount of indebtedness for borrowed money outstanding at any one time in excess of $50,000,000, unless otherwise approved by the vote of the Board of Directors, including a majority of the Preferred Directors;

(viii) change the nature of the Corporation’s business;

(ix) permit any subsidiary of the Corporation to do any of the foregoing or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Corporation, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary, except in connection with transactions related to equity financings, sale-leaseback transactions or tax equity financings approved by the Board of Directors; or

(x) amend this Subsection G.5.a.

(b) Series D Preferred Protective Provisions. In addition to any other rights provided by law, so long as any shares of Series D Preferred are outstanding, the Corporation shall not (including by merger, consolidation or otherwise), without first obtaining the affirmative vote or written consent of a majority of the outstanding shares of Series D Preferred, voting together as a class and on an as-converted basis:

(i) amend any provision of the Certificate if such amendment would impact (A) the Series D Preferred Liquidation Preference (including without limitation the requirements to waive a Liquidation Event set forth in Article IV, Section G.2.g.ii), (B) the requirements to waive the adjustment of the Series D Conversion Price set forth in Article IV, Section G.4.h.iv, or (C) the Series D Preferred Automatic Conversion Requirement, in a manner adverse to the holders of Series D Preferred, it being acknowledged that the creation, authorization or issuance of a new series of securities senior or pari passu to the Series D Preferred does not, in and of itself, adversely impact the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the Series D Preferred; or

(ii) amend this Subsection G.5.b.

(c) Series E Preferred Protective Provisions. In addition to any other rights provided by law, so long as any shares of Series E Preferred are outstanding, the Corporation shall not (including by merger, consolidation or otherwise), without first obtaining the affirmative vote or written consent of a majority of the outstanding shares of Series E Preferred, voting together as a class and on an as-converted basis:

(i) amend any provision of the Certificate if such amendment would impact (A) the Series E Preferred Liquidation Preference (including without limitation the requirements to waive a Liquidation Event set forth in Article IV, Section G.2.g.iii), (B) the requirements to waive the adjustment of the Series E Conversion Price set forth in Article IV, Section G.4.h.v, or (C) the Series E Preferred Automatic Conversion Requirement, in a manner adverse to the holders of Series E Preferred, it being acknowledged that the creation, authorization or issuance of a new series of securities senior or pari passu to the Series E Preferred does not, in and of itself, adversely impact the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the Series E Preferred; or

(ii) amend this Subsection G.5.c.

6. Notice of Record Date. In the event:

(a) the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b) of any capital reorganization of the Corporation, any reclassification of capital stock of the Corporation, or any Liquidation Event;

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock. Such notice shall be sent at least 10 days prior to the record date or effective date for the event specified in such notice. Such notice may be waived, or such notice period may be shortened, by the holders of a majority of the outstanding shares of Preferred Stock.

ARTICLE V

A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

ARTICLE VI

To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) agents of this Corporation (and any other persons to which the General Corporation Law permits this Corporation to provide indemnification and advancement of expenses) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement of expenses otherwise permitted by Section 145 of the General Corporation Law, subject only to limits created by applicable General Corporation Law (statutory or non-statutory), with respect to actions for breach of duty to this corporation, its stockholders, and others, whether such proceeding is criminal, civil, administrative or investigative.

Any amendment, repeal or modification of the foregoing provisions of this Article VI shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of this Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

The indemnification rights provided in this Article VI shall (i) not be deemed exclusive of any other rights to which agents of the Corporation may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and (ii) inure to the benefit of the heirs, executors and administrators of such agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article VI.

ARTICLE VII

The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this right.

ARTICLE VIII

In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Corporation.

ARTICLE IX

Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

ARTICLE X

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

ARTICLE XI

In the event that a director of the Corporation who is also a partner, member, manager or employee of an entity that is a holder of Preferred Stock and that is in the business of investing and reinvesting in other entities (each, a “Fund”), acquires knowledge of a potential transaction or matter not in his capacity as a director of the Corporation and that could reasonably be deemed to be a corporate opportunity for both the Corporation and such Fund, such director shall to the fullest extent permitted by law have fully satisfied and fulfilled his fiduciary duty to the Corporation and its stockholders with respect to such corporate opportunity, and the Corporation to the fullest extent permitted by law and by the fiduciary duties of the Corporation’s Board of Directors waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any of its affiliates, if such director acts in good faith.

ARTICLE XII

In accordance with Section 500 of the California Corporations Code, a distribution can be made without regard to any preferential dividends arrears amount (as defined in Section 500 of the California Corporations Code) or any preferential rights amount (as defined in Section 500 of the California Corporations Code) in connection with (1) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchases of Common Stock or Preferred Stock in connection with the settlement of disputes with any stockholder, or (iv) any other repurchase or redemption of Common Stock or Preferred Stock approved by the holders of Preferred Stock of the Corporation.